Exhibit 5.1

633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
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FIRM / AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
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May 20, 2005	Hong Kong	San Francisco
	London	Shanghai
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	Milan	Singapore
	Moscow	Tokyo
	New Jersey	Washington, D.C.

File No. 038236-0001

FTD Group, Inc.
3113 Woodcreek Drive

Downers Grove, Illinois  60515-5420

Re:	Registration Statement on Form S-8 for FTD Group, Inc. – 2005 Amended and Restated Equity Incentive Award Plan – Offering of an Aggregate of 4,592,778 Shares of Common Stock, par value $0.01

Ladies and Gentlemen:

We have acted as special counsel to FTD Group, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 4,592,778 shares of common stock, $0.01 par value per share (the “Shares”), pursuant to a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) as of the date hereof (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company pursuant to the FTD Group 2005 Amended and Restated Equity Incentive Award Plan (the “Plan”) in connection with the authorization, issuance and sale of the Shares which are to be offered and sold by the Company pursuant to the Plan and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed in the Plan.  In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for in the circumstances contemplated by, and according to the terms, procedures and conditions of, the Plan, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement.   In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP